Consulting Agreement

This agreement is made on this 15th date of November 2016 by and between Sound Management Services LLC a Delaware limited liability company located at 17300 Red Hill Ave., Suite 100, Irvine, CA 92614 hereafter "SMS" and Wellness Center USA, Inc. hereafter "WCUI" located at 2500 W. Higgins Rd., Suite 780, Hoffman Estates, IL 60169 along with its subsidiaries / affiliates StealthCo, Inc. hereafter "SCI", and Psoria-Shield, Inc. hereafter "PSI";

Whereas for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged both parties agree to be bound by the terms below:

Identification of the parties

WCUI is a public company that owns SCI and PSI;

SCI is a technology company with a patented solution which includes "Smart particles" and "Smart particle readers" along with software and services to help protect brands from counterfeits and diversion;

PSI is a medical device developer / manufacturer of Psoria-Light with an LED light solution for various skin disorders;

SMS is a consulting company with business experience and connections to help introduce new products and/or services to potential clients in the U.S. and in other places worldwide;

Intent of the parties

Whereas WCUI desires to market and sell its products and services available through its subsidiaries;

Whereas SMS is willing to market, promote and sell the products and services offered by WCUI and its affiliates;

Responsibilities of the parties

WCUI or its affiliates will provide product information, technical information, application, use cases, user guides, references and any other documentation it deems necessary or appropriate;

SMS will use the information provided by WCUI and its affiliates to market and promote the products and services contemplated herein;

WCUI and its affiliates will provide demo products and ancillary equipment necessary for potential clients to experience the products offered and provide assistance as necessary to help understand the applications and use of the technology and impact on operations;

SMS will research top brand holders and top dermatologists and will allocate at least twenty (20) hours per week to network into and penetrate the potential clients brand holders to begin evaluations and try and obtain purchase order and/or license agreements;

SMS will provide regular updates to WCUI and its affiliates on its progress and any feedback received;

Role

SMS's Managing Director, Michael Metcalf, shall serve the above in the role of WCUI's Executive Vice President of Business Development.

Term

Unless earlier terminated by either party, engagement of SMS shall be in force for a period of three years

Compensation

WCUI agrees to pay SMS a consulting fee of Ten Thousand Dollars ($10,000) per month paid 50% in cash and 50% in WCUI shares or stock options as mutually agreed.

WCUI shall pay SMS's fees at the beginning of each 30-day period beginning on 11/15/16 and continuing each month thereafter until cancelled in writing; not less than 60-days in advance.

Sales Commissions

WCUI and/or its affiliates agrees to pay SMS a sales commission of ten (10%) percent of any sales revenue generated from or through the contacts introduced by SMS;

WCUI and/or its affiliates shall pay such commissions at the end of each calendar month based on revenue received by the 25th day of each applicable month. Commissions on revenue received after the 25th day but prior to the end of the month; at the discretion of WCUI and/or its affiliates may be paid by month end or by the 10th day of the following month.

Expense Reimbursement

WCUI and/or its affiliates shall reimburse SMS for all reasonable expenses such as hotel, travel and entertainment expenses expended on behalf of the furtherance of WCUI and/or its affiliates business;

Further, with prior approval, WCUI shall reimburse SMS for any office expense, including; rent, telephone/answering service/voice mail, postage, printing and on-line fees such as LinkedIn, Data.com, Saleforce.com or other CRM and related products used to further WCUI and/or its affiliates business;

Equity incentives

Upon the signing of this Agreement SMS shall be granted 500,000 WCUI options, exercisable over a 5-year period and with an exercise price of $0.12 per share. All 500,000 options shall vest on January 30, 2017, provided: SMS's engagement with WCUI remains in force on said date and no Termination Notice has been issued by either party;

WCUI and SMS agree to discuss additional stock incentives and will reach a mutual agreement about any such incentives, if any, within 60 days from the start date of this agreement and subject to WCUI board approval;

Termination

In the event WCUI terminates this Agreement for any reason, SMS shall continue to receive 50% of the sales commissions to be earned hereunder from established clients on record for all revenues received

M.M.

for the billable life of such accounts or until such time as the parties agree to a mutually acceptable buyout amount.

Complete Agreement

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter contemplated herein. No other Agreement either oral or otherwise shall be of any force or effect unless placed in writing and signed by both parties subsequent to the date herein;

This Agreement shall be governed by the laws of the State of Nevada. In the event either party brings action in a court of law against the other, the venue shall be held in Orange County, California and the prevailing party shall be entitled to reasonable attorney's fees and collection costs;

Having read this entire Agreement both parties agree to be bound hereby:

SMS

Michael Metcalf, Managing Member 11/15/16 Date

WCUI

Andrew J Kandalepas, CEO 11/30/16 Date

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